Exhibit 99 (m)(4)

AMENDED DISTRIBUTION AND SERVICE PLAN PURSUANT TO RULE 12b-1

OF

THIRD AVENUE VALUE FUND

THIRD AVENUE SMALL-CAP VALUE FUND

THIRD AVENUE REAL ESTATE VALUE FUND

each a Series of

THIRD AVENUE TRUST

WHEREAS, THIRD AVENUE TRUST, a Delaware statutory trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trust is authorized to issue with respect to each of its above-referenced Series, (each, a “Fund”), transferable units of beneficial interest (the “Shares”);

WHEREAS, Foreside Fund Services, LLC (the “Distributor”) presently serves as the principal distributor of the Shares pursuant to each Fund’s distribution agreement between the Trust and the Distributor, each of which has been duly approved by the Board of Trustees of the Trust (the “Board”) in accordance with the requirements of the Act (the “Distribution Agreements”);

WHEREAS, the Trust has established and plans to offer the Shares denominated as Investor Class Shares of each Fund (the “Investor Class Shares”) pursuant to Rule 18f-3 under the Act that permits the Funds to implement a multiple distribution system providing investors with the option of purchasing Shares of various classes;

WHEREAS, the Board as a whole, and the trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan (as defined below) or any agreements related to the Plan (the “Disinterested Trustees”), have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination, that it would be desirable to adopt a plan of distribution for the Investor Class Shares and that, in the exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that a plan of distribution containing the terms set forth herein (the “Plan”) will benefit each Fund and the shareholders of the Investor Class Shares, and have accordingly approved the Plan by votes cast in person at a meeting called for the purpose of voting on the Plan; and

WHEREAS, the Plan governs the Investor Class Shares and does not relate to any other class of Shares that may be offered and sold by each Fund.

NOW, THEREFORE, in consideration of the foregoing, the Trust, on behalf of each Fund, hereby adopts the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1.       In consideration of the services to be provided, and the expenses to be incurred, by the Distributor pursuant to each Fund’s Distribution Agreement, each Fund will pay to the Distributor (or directly to parties providing goods or services for the purposes described in paragraph 2 below) with respect to the Investor Class Shares a distribution fee at the aggregate amount at a rate of 0.25% per year of its average daily net assets. Payments under this Section 1 shall hereinafter be referred to as the “Payments.” Payments shall be accrued daily and paid monthly in arrears or shall be accrued and paid to third parties at such other intervals as the Distributor shall determine. Each Fund’s obligations hereunder shall be limited to the assets of its Investor Class Shares and shall not constitute obligations of any Fund except out of such assets and shall not constitute an obligation of any shareholder of any Fund.

2.       It is understood that the Payments made by each Fund under this Plan will be used by the Fund or the Distributor for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of its Investor Class Shares. To the extent that payments are made directly to the Distributor, the Distributor will not retain any benefit from any Payment, but rather will expend all such payments for the purposes described in this paragraph 2. The scope of the foregoing shall be interpreted by the Board, whose decision shall be conclusive except to the extent it contravenes established legal authority. Without in any way limiting the discretion of the Board, the following activities are hereby declared to be primarily intended to result in the sale of Investor Class Shares of a Fund: advertising the Investor Class Shares or the mutual fund activities of the Fund’s investment adviser; compensating underwriters, dealers, brokers, banks and other selling entities (including the Distributor) and sales and marketing personnel of any of them for sales of Investor Class Shares, whether in a lump sum or on a continuous, periodic, contingent, deferred or other basis; compensating underwriters, dealers, brokers, banks and other servicing entities and servicing personnel (including the Fund’s investment adviser and its personnel) or any of them for providing services to shareholders of the Fund relating to their investment in the Investor Class Shares including assistance in connection with inquiries relating to shareholder accounts; the printing and dissemination of prospectuses (including statements of additional information) and annual and interim reports of the Fund (after the Fund has prepared and set in type such materials) that are used by the Distributor in connection with the offering of Investor Class Shares and the preparation, production and dissemination of sales, marketing and shareholder servicing materials; and the ordinary or capital expenses, such as equipment, rent, fixtures, salaries, bonuses, reporting and recordkeeping and third party consultancy or similar expenses relating to any activity for which Payment is authorized by the Board. Notwithstanding the foregoing, this Plan does not require the Distributor to perform any specific type or level of distribution activities or shareholder services to incur any specific level of expenses for activities covered by this Section 2. In addition, Payments made in a particular year shall not be refundable whether or not such Payments exceed the expenses incurred for that year pursuant to this Section 2.

3.       The Trust, on behalf of each Fund, is hereby authorized and directed to enter into appropriate written agreements with the Fund or the Distributor and each other person to whom a Fund intends to make any Payments, and the Fund or the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a Payment. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom Payment is to be made does not have the purpose set forth in Section 2 above (such as the printer in the case of the printing of a prospectus or a newspaper in the case of an advertisement) unless the Board determines that such an agreement or arrangement should be treated as a “related” agreement for purposes of Rule 12b-1 under the Act.

4.       Each agreement required to be in writing by Section 3 must contain the provisions required by Rule 12b-1 under the Act and must be approved by a majority of the Board (“Board Approval”) and by a majority of the Disinterested Trustees (“Disinterested Trustee Approval”), by a vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Trustee Approval.

5.       The Trust officers, the Funds’ investment adviser or the Distributor, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a separate written report of the amounts expended by each Fund pursuant to this Plan with respect to the assets of its Investor Class Shares and the purposes for which such Payments were made.

6.       To the extent any activity is covered by Section 2 and is also an activity that a Fund may pay for on behalf of its Investor Class Shares without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the Act, this Plan shall not be construed to prevent or restrict any Fund from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in the calculation of Payments subject to the limitation set forth in Section 1.

7.       While this Plan is in effect, the Trust shall satisfy the “fund governance standards” as defined in Rule 0-1(a)(7) under the Act.

8.       This Plan shall not take effect with respect to an Investor Class of a Fund until it has been approved by a vote of a majority of the outstanding Shares of an Investor Class. This Plan may be amended in any manner at any time; provided, however, that this Plan may not be amended in any material respect with respect to an Investor Class of a Fund without Board Approval and Disinterested Trustee Approval and may not be amended to increase the maximum level of Payments permitted hereunder with respect to an Investor Class without such approvals and further approval by a vote of a majority of the outstanding Shares of such Investor Class. This Plan may continue in effect with respect to an Investor Class for longer than one year after its approval by a vote of a majority of the outstanding Shares of the Investor Class only so long as such continuance is specifically approved for an Investor Class of a Fund at least annually by Board Approval and by Disinterested Trustee Approval.

9.       This Plan may be terminated with respect to an Investor Class of a Fund at any time by a vote of the Disinterested Trustees, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of a majority of the outstanding Shares of the Investor Class.

10.       For purposes of this Plan the term “interested person” shall have the meaning ascribed to it in the Act and the rules adopted by the Securities and Exchange Commission thereunder and the term “vote of a majority of the outstanding Shares ” shall mean the vote, at the annual or a special meeting of the holders of the Investor Class Shares of a Fund duly called, (a) of 67% or more of the Investor Class Shares present at such meeting, if the holders of more than 50% of the outstanding Investor Class Shares on the record date for such meeting are present or represented by proxy or, if less, (b) more than 50% of the outstanding Investor Class Shares on the record date for such meeting.

Dated: October 1, 2016